Filed pursuant to Rule 424(b)(7)
Registration No. 333-184584

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	3,589,963	$78.96	$283,463,478.48	$38,664.42

(1)    Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low sales price of a share of the Registrant's Common Stock, as reported by the NASDAQ Global Select Market on September 11, 2013.

(2)    Calculated in accordance with Rules 456(b), 457(c) and 457(r) of the Securities Act.

PROSPECTUS SUPPLEMENT	As Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated October 24, 2012)	Registration No. 333-184584
3,589,963 Shares

The Hain Celestial Group, Inc.
Common Stock

This prospectus supplement relates to the resale from time to time of up to 3,589,963 shares of common stock, $0.01 par value per share, of The Hain Celestial Group, Inc. (the “Common Stock”). All of the shares of our Common Stock in the offering are being offered by the selling shareholders (the “Selling Shareholders”) identified in this prospectus supplement. We will not receive any proceeds from the sale of these shares by the Selling Shareholders.

Our Common Stock is listed on the NASDAQ Global Select Market and trades under the ticker symbol “HAIN.” The last reported sale price of our shares of Common Stock on September 12, 2013 was $79.35 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S- 5 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement. You should carefully consider these risk factors and risks before deciding to purchase any Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies LLC (the “Underwriter”) has agreed to purchase 3,589,963 shares of Common Stock from the Selling Shareholders at a price of $78.25 per share, which will result in approximately $280.9 million of proceeds to the Selling Shareholders. The Underwriter may offer the shares of Common Stock from time to time in one or more transactions on NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Delivery of the shares of Common Stock is expected to be made on or about September 18, 2013.

We refer you to “Underwriting” beginning on page S- 6 of this prospectus supplement for additional information regarding underwriter compensation.

________________________

Jefferies
Prospectus supplement dated September 12, 2013

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

To the extent any inconsistency or conflict exists between the information included or incorporated by reference in this prospectus supplement and the information included or incorporated by reference in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus or the information included or incorporated by reference in this prospectus supplement. In addition, any statement in a filing we make with the Securities and Exchange Commission, or the SEC, that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD LOOKING STATEMENTS

All statements included or incorporated by reference into this prospectus supplement and the accompanying prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements constitute forward-looking statements within the meaning of Securities Act and the Securities Exchange Act of 1934, as amended, both as amended by the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “continue,” “expect,” “expected,” “anticipate,” “intend,” “estimate,” “believe,” “seek”, “may,” “potential,” “can,” “positioned,” “should,” “future,” “look forward” and similar expressions, or the negative of those expressions, may identify forward-looking statements. These forward-looking statements include our beliefs or expectations relating to: (i) our intention to grow through acquisitions as well as internal expansion; (ii) the integration of our brands and the resulting impact thereof; (iii) the introduction of new products and the discontinuation of existing products; (iv) the use of promotional incentives; (v) the availability of alternative co-packers and the impact to our business if we are required to change our significant co-packing arrangements; (vi) trademarks, (vii) entry into new markets; (viii) the level of our sales made outside the United States; (ix) the payment of dividends; (x) our long term strategy for sustainable growth; (xi) the economic environment; (xii) our support of increased consumer consumption; (xiii) higher input costs; (xiv) the integration of acquisitions and the opportunities for growth related thereto; (xv) our tax rate; (xvi) the repatriation of foreign cash balances; (xvii) our cash and cash equivalent investments having no significant exposure to interest rate risk; (xviii) our expectations regarding our capital spending for fiscal year 2014; and (xix) our sources of liquidity being adequate to fund our anticipated operating and cash requirements for fiscal year 2014. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

•
our ability to achieve our guidance for net sales and earnings per diluted share in fiscal year 2014 given the economic environment in the U.S. and other markets that we sell products as well as economic, political and business conditions generally and their effect on our customers and consumers' product preferences, and our business, financial condition and results of operations;

•	changes in estimates or judgments related to our impairment analysis of goodwill and other intangible assets, as well as with respect to our valuation allowances of its deferred tax assets;

•	our ability to implement our business and acquisition strategy;

•	the ability of our joint venture investments to successfully execute their business plans;

•
our ability to realize sustainable growth generally and from investments in core brands, offering new products and our focus on cost containment, productivity, cash flow and margin enhancement in particular;

•	our ability to effectively integrate our acquisitions;

•	our ability to successfully consummate any proposed divestitures;

•	the effects on our results of operations from the impacts of foreign exchange;

•	competition;

•	the success and cost of introducing new products as well as our ability to increase prices on existing products;

•	availability and retention of key personnel;

•	our reliance on third party distributors, manufacturers and suppliers;

•	our ability to maintain existing customers and secure and integrate new customers;

•	our ability to respond to changes and trends in customer and consumer demand, preferences and consumption;

•	international sales and operations;

•	changes in fuel, raw material and commodity costs;

•	changes in, or the failure to comply with, government regulations;

•	the availability of organic and natural ingredients;

•	the loss of one or more of our manufacturing facilities;

•	our ability to use our trademarks;

•	reputational damage;

•	product liability;

•	seasonality;

•	litigation;

•	our reliance on our information technology systems; and

•	the other risks detailed from time-to-time in our reports filed with the SEC, including the annual report on Form 10-K for the fiscal year ended June 30, 2013.

As a result of the foregoing and other factors, no assurance can be given as to the future results, levels of activity and achievements and neither us nor any person assumes responsibility for the accuracy and completeness of these statements. You are cautioned not to rely unduly on any forward looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information; Incorporation by Reference” below.

PROSPECTUS SUMMARY

This summary highlights information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our Common Stock, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the section entitled “Where You Can Find More Information” and the section entitled “Risk Factors” beginning on page S- 5 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, incorporated by reference into this prospectus supplement and the accompanying prospectus.

THE COMPANY

The Hain Celestial Group, Inc. and its subsidiaries (collectively, the “Company,” and herein referred to as “we,” “us,” and “our”) manufacture, market, distribute and sell organic and natural products under brand names which are sold as “better-for-you” products, providing consumers with the opportunity to lead A Healthier Way of LifeTM. We are a leader in many organic and natural products categories, with many recognized brands. Our brand names are well known in the various market categories they serve and include Earth's Best®, Ella's Kitchen®, Celestial Seasonings®, Terra®, Garden of Eatin'®, Sensible Portions®, The Greek Gods®, Spectrum®, Spectrum Essentials®, Rice Dream®, Soy Dream®, Almond Dream®, Imagine®, WestSoy®, Arrowhead Mills®, MaraNatha®, SunSpire®, Health Valley®, BluePrint®, Lima®, Danival®, GG UniqueFiberTM, Yves Veggie Cuisine®, Europe's Best®, DeBoles®, Linda McCartney® (under license), The New Covent Garden Soup Co.®, Johnson's Juice Co.®, Farmhouse Fare®, Cully & Sully®, Hartley's®, Sun-Pat®, Gale's®, Robertson's® and Frank Cooper's®. Our personal care products are marketed under the Avalon Organics®, Alba Botanica®, JASON®, Queen Helene® and Earth's Best® brands.

Our mission is to be the leading marketer, manufacturer and seller of organic and natural products by anticipating and exceeding consumer expectations in providing quality, innovation, value and convenience. We are committed to growing our Company while continuing to implement environmentally sound business practices and manufacturing processes.

We have acquired numerous companies and brands since our formation and intend to seek future growth through internal expansion as well as the acquisition of complementary brands. We consider the acquisition of organic and natural food and personal care products companies or product lines to be an integral part of our business strategy. During the fiscal year ending June 30, 2013, we completed the following acquisitions. On October 27, 2012, we completed the acquisition of a portfolio of market-leading packaged grocery brands including Hartley's®, Sun-Pat®, Gale's®, Robertson's® and Frank Cooper's®, together with the manufacturing facility in Cambridgeshire, United Kingdom (the “UK Ambient Grocery Brands”) from Premier Foods plc. The product offerings acquired include jams, fruit spreads and jelly, peanut butter, honey and marmalade. We believe this acquisition further expands our business in the United Kingdom and helps position the new expanded business as a top 40 food and beverage supplier in the United Kingdom. On December 21, 2012, we acquired the assets and business of BluePrint Cleanse (“BluePrint”), a nationally recognized leader in the cold-pressed juice category based in New York City. The BluePrint® brand, which is part of our United States operating segment, expands our product offerings into a new category. On May 2, 2013, we acquired Ella's Kitchen Group Limited (“Ella's Kitchen”). Ella's Kitchen is a manufacturer and distributor of premium organic baby food under the Ella's Kitchen® brand and the first company to offer baby food in convenient flexible pouches. Ella's Kitchen's operations are included as part of the Company's United States operating segment. We believe the Ella's Kitchen brand complements our Earth's Best® line of infant, toddler and kids products.

Our business strategy within each operating segment is to integrate our brands under one management team and employ uniform marketing, sales and distribution programs. We believe that by integrating our various brands, we will continue to achieve economies of scale and enhanced market penetration. We seek to capitalize on the equity of our brands and the distribution achieved through each of our acquired businesses with strategic introductions of new products that complement existing lines to enhance revenues and margins.

          We were incorporated in Delaware on May 19, 1993. Our new worldwide headquarters office is located at 1111 Marcus Avenue, Lake Success, New York 11042 and our telephone number is (516) 587-5000. Our public website is www.hain.com. On our website, investors can find press releases, financial filings and other information about us. The SEC's website, www.sec.gov, also offers access to reports and documents we have electronically filed with or furnished to the SEC. These website addresses are not intended to function as hyperlinks, and the information contained on our website and in the SEC's website is not intended to be a part of this prospectus or any accompanying prospectus supplement.

THE OFFERING
Shares of Common Stock being offered by the Selling Shareholders................................................	3,589,963

Shares of Common Stock outstanding.....................	47,698,532 shares outstanding as of August 20, 2013

Use of Proceeds.......................................................	We will not receive any proceeds from the Selling Shareholders' sale of the shares of Common Stock described in the prospectus supplement and the accompanying prospectus.

Risk Factors.............................................................
Investing in our Common Stock involves a high degree of risk and the purchaser of our shares of Common Stock may lose their entire investment. See “Risk Factors” beginning on page S- 5 and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the risk factors you should carefully consider before deciding to investment in our Common Stock.

Ticker Symbol.........................................................	HAIN

RISK FACTORS

Investing in shares of our Common Stock involves risk. Please see the risk factors described below and those described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should consider carefully these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase shares of our Common Stock. These risks and uncertainties are not the only ones facing us, and there may be additional matters that we are unaware of or that we currently consider immaterial. Any of these risks and uncertainties could adversely affect our business, financial condition, results of operations, liquidity or prospects and, thus, the value of an investment in shares of our Common Stock.

Risks Relating to Our Common Stock and this Offering
The price of our Common Stock may fluctuate and you could lose all or a significant part of your investment.

Volatility in the market price of our Common Stock may prevent you from being able to sell your shares at or above the price you paid. The market price of our Common Stock may also be influenced by many factors, some of which are beyond our control, including:

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	general economic conditions;

•	war, terrorist acts and epidemic disease;

•	future sales of our Common Stock or securities linked to our Common Stock;

•	investor perceptions of us and our industry; and

•	the failure of securities analysts to cover our Common Stock, or to the extent covered, changes in financial estimates by analysts or a downgrade of our stock or sector by analysts.

In addition, the stock market in general has experienced extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our Common Stock, regardless of our operating performance.

Future sales of Common Stock by our existing or future stockholders may cause our stock price to fall.

The market price of our Common Stock could decline as a result of sales by our existing and future stockholders, or the perception that such sales could occur, which might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

Our share price could decline as a result of this offering or if a large number of shares of our Common Stock or equity-related securities are sold in the future.

Sales of a substantial number of shares of our Common Stock could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities. This offering and any such future sales or issuances could dilute the ownership interests of stockholders, and we cannot predict the effect that this offering or future sales or issuances of our Common Stock or other equity-related securities would have on the market price of our Common Stock nor can we predict our future needs to fund our operations or balance sheet with future equity issuances.

SUMMARY OF THE UNDERLYING TRANSACTION

On September 12, 2013, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, and High River Limited Partnership (collectively, the “Selling Shareholders”) sold 3,589,963 shares of Common Stock to the Underwriter. All of the shares of our Common Stock in the offering are being offered by the Selling Shareholders identified in this prospectus supplement.

USE OF PROCEEDS

We will not receive any proceeds from the Selling Shareholders' sale of the shares of Common Stock described in this prospectus supplement and the accompanying prospectus.

SELLING SHAREHOLDERS

As described above, the Selling Shareholders have agreed to sell to the Underwriter up to 3,589,963 shares of our Common Stock, which we are registering for resale by them and which are covered by this prospectus supplement and the accompanying prospectus.

The information contained in the table below in respect of each Selling Shareholder (i.e., its name, the number of shares beneficially owned and the number of shares offered) has been obtained from the Selling Shareholders and has not been independently verified by us. The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the assumption that each Selling Shareholder will sell all of the shares of Common Stock owned by them that are covered by this prospectus supplement and the accompanying prospectus.

Selling Shareholders	Class	Number of Shares Beneficially Owned	Percent of Class(1)	Number of Shares Offered	Number of Shares of Class Beneficially Owned After Offering	Percentage of Shares of Class Beneficially Owned After Offering (1)
Icahn Partners LP	Common Stock	1,102,088	2.31%	1,102,088	—	—%
Icahn Partners Master Fund LP	Common Stock	1,163,843	2.44%	1,163,843	—	—%
Icahn Partners Master Fund II LP	Common Stock	420,760	0.88%	420,760	—	—%
Icahn Partners Master Fund III LP	Common Stock	185,280	0.39%	185,280	—	—%
High River Limited Partnership	Common Stock	717,992	1.51%	717,992	—	—%
(1) Percentage ownership calculation is based on 47,698,532 shares of Common Stock outstanding as of August 20, 2013.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated as of September 12, 2013 by and among us, the Selling Shareholders and the Underwriter, the Selling Shareholders have agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Selling Shareholders, the shares of Common Stock shown opposite its name below:

Underwriter	Number of Shares
Jefferies LLC	3,589,963
Total	3,589,963

The underwriting agreement provides that the obligations of the Underwriter are subject to certain conditions precedent such as the receipt by the Underwriter of officers' certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement provides that the Underwriter will purchase all of the shares of Common Stock. We and the Selling Shareholders have agreed to indemnify the Underwriter and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of those liabilities. We have also agreed to reimburse the Underwriter for certain fees and expenses incurred in connection with determining its compliance with the rules and regulations of related to the Financial Regulatory Authority.

The Underwriter proposes to offer the shares of Common Stock from time to time for sale in one or more transactions on The NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to its right to reject any order in whole or in part. The Underwriter may effect such transactions by selling shares of Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriter and/or purchasers of shares of Common Stock for whom it may act as agents or to whom it may sell as principal. In connection with the sale of the shares of Common Stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts.

Listing

Our Common Stock is listed on The NASDAQ Global Select Market under the trading symbol “HAIN”.

Stabilization

The Underwriter has advised us that it, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions will involve “naked” short sales.

“Naked” short sales are sales in excess of the option to purchase additional shares of our Common Stock. The Underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the shares of our Common Stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of Common Stock on behalf of the Underwriter for the purpose of fixing or maintaining the price of the Common Stock. A syndicate covering transaction is the bid for or the purchase of shares of Common Stock on behalf of the Underwriter to reduce a short position incurred by the Underwriter in connection with the offering. Similar to other purchase transactions, the Underwriter's purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the Underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, the Selling Shareholders nor the Underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Common Stock. The Underwriter is not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The Underwriter may also engage in passive market making transactions in our Common Stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our Common Stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

No Sales of Similar Securities

We have agreed, subject to specified exceptions, not to directly or indirectly:

•
sell, offer to sell, contract to sell or lend, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock, or

•	file any Registration Statement under the Securities Act in respect of any of the foregoing, or

•	publicly announce an intention to do any of the foregoing for a period of 30 days after the date of this prospectus without the prior written consent of the Underwriter.

This restriction terminates after the close of trading of the Common Stock on and including the 30th day after the date of this prospectus. However, subject to certain exceptions, in the event that either:

•	during the last 17 days of the 30-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 30-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 30-day restricted period,

then in either case the expiration of the 30-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless the Underwriter waives, in writing, such an extension.

The Underwriter may, in its sole discretion and at any time or from time to time before the termination of the 30-day period release all or any portion of the securities subject to lock-up agreements.

Electronic Distribution

A prospectus supplement in electronic format may be made available by e-mail or on the web sites or through online services maintained by the Underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The Underwriter may agree with us to allocate a specific number of shares of Common Stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the Underwriter on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on the Underwriter's web sites and any information contained in any other web site maintained by the Underwriter is not part of this prospectus supplement, has not been approved and/or endorsed by us or the Underwriter and should not be relied upon by investors.

Other Activities and Relationships

The Underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the Selling Shareholders, us and our and the Selling Shareholders' affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Underwriter or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Underwriter and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Common Stock offered hereby. The Underwriter and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We will pay all expenses incident to the filing of this registration statement. These expenses include accounting and legal fees in connection with the preparation of the registration statement of which this prospectus supplement and the accompanying prospectus form a part, legal and other fees in connection with the qualification of the sale of the shares under the laws of certain states (if any), registration and filing fees and other expenses.

Notice To Investors

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which is referred to as the Relevant Implementation Date, no offer of any securities which are the subject of the offering contemplated by this prospectus supplement has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

a) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or
c) to any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, which is referred to as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated, each such person being referred to as a relevant person.

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

VALIDITY OF SECURITIES

DLA Piper LLP (US) will pass upon the validity of any securities issued under this prospectus supplement. Roger Meltzer, a partner of DLA Piper LLP (US), is also a member of our board of directors. Mr. Meltzer receives compensation as a board member. The underwriter was represented by Latham & Watkins LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We also make our annual, quarterly and current reports, proxy statements and other information available free of charge through the investor relations section of our website, www.hain.com, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. The information on or accessible through our website that is not specifically incorporated by reference herein is not a part of this prospectus supplement or the accompanying prospectus.

We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2013;

•	Our Current Report on Form 8-K filed on August 21, 2013 (filed pursuant to Items 5.02 and 9.01);

•	The description of our capital stock contained in the Registration Statement on Form 8-A/A dated November 12, 1993 and any amendment or report filed for the purpose of updating such description; and

•
Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and the accompanying prospectus and before the termination of this offering.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with other information. We will provide, without charge, to each person to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus supplement and the accompanying prospectus, if such person makes a written or oral request directed to:

The Hain Celestial Group, Inc.
1111 Marcus Avenue
Lake Success, NY 11042
Attention: Investor Relations
(516) 587-5000
investorrelations@hain.com

The Hain Celestial Group, Inc., our logos and all of our other product and service names are registered trademarks or trademarks of The Hain Celestial Group, Inc. in the USA and other select countries. “®” and “™” indicate USA registration and USA trademark, respectively. Other third party logos and product/trade names are registered trademarks or tradenames of their respective companies.

PROSPECTUS

THE HAIN CELESTIAL GROUP, INC.
COMMON STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS
UNITS

We, or any selling security holder, may from time to time offer to sell our common stock, either separately or represented by warrants, depositary shares or purchase contracts, as well as units that include any of these securities or securities of other entities. Our Common Stock is listed on the NASDAQ Global Select Market and trades under the ticker symbol “HAIN.” The warrants and purchase contracts may be convertible or exercisable or exchangeable for common stock or other securities of ours or equity securities of one or more other entities.
We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell our common stock unless accompanied by a prospectus supplement or a free writing prospectus. The shares of our common stock may be sold at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus supplement may be offered by us or any selling security holder directly to investors or to or through underwriters, dealers or agents involved in the offering and any applicable fees, commission or discount arrangements.
Our principal executive offices are located at 58 South Service Road, Melville, New York 11747. Our telephone number is (631) 730-2200.
Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 24, 2012

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).
We also make our annual, quarterly and current reports, proxy statements and other information available free of charge through the investor relations section of our website, www.hain-celestial.com, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. The information on or accessible through our website that is not specifically incorporated by reference herein is not a part of this prospectus.
We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.
Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” and “our” refer to The Hain Celestial Group, Inc. and its subsidiaries.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•Our Annual Report on Form 10-K for the fiscal year ended June 30, 2012;
•Our Current Reports on Form 8-K filed on July 6, 2012, July 16, 2012, August 28, 2012, September 5, 2012 and September 6, 2012;
•The description of our capital stock contained in the Registration Statement on Form 8-A/A dated November 12, 1993 and any amendment or report filed for the purpose of updating such description;
•Our definitive proxy statement filed on October 5, 2012; and
•Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of this offering.
You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.
We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

The Hain Celestial Group, Inc.
58 South Service Road
Melville, NY 11747
Attention: Investor Relations
(631) 730-2200

The Hain Celestial Group, Inc., our logos and all of our other product and service names are registered trademarks or trademarks of The Hain Celestial Group, Inc. in the USA and other select countries. “®” and “™” indicate USA registration and USA trademark, respectively. Other third party logos and product/trade names are registered trademarks or tradenames of their respective companies.

FORWARD LOOKING STATEMENTS

All statements included or incorporated by reference into this prospectus supplement and the accompanying prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. Words such as “plan,” “continue,” “expect,” “expected,” “anticipate,” “intend,” “estimate,” “believe,” “may,” “potential,” “can,” “positioned,” “should,” “future,” “look forward” and similar expressions, or the negative of those expressions, may identify forward-looking statements. These forward-looking statements include the Company's beliefs or expectations relating to: (i) the integration of our brands and the resulting impact thereof; (ii) the availability of alternative co-packers and the impact to our business if we are required to change our significant co-packing arrangements; (iii) the level of our sales made outside the United States; (iv) our intention to grow through acquisitions as well as internal expansion; (v) our long-term strategy for sustainable growth; (vi) the economic environment; (vii) our support of increased consumer consumption; (viii) higher input costs; (ix) the integration of acquisitions and the opportunities for growth related thereto; (x) the completion of divestitures; (xi) the repatriation of foreign cash balances; (xii) our cash and cash equivalent investments having no significant exposure to interest rate risk; (xiii) our expectations regarding our capital spending for fiscal year 2013; and (xiv) our sources of liquidity being adequate to fund our anticipated operating and cash requirements for the next twelve months. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (a) our ability to achieve our guidance for net sales and earnings per diluted share in fiscal year 2013 given the economic environment in the U.S. and other markets that we sell products as well as economic, political and business conditions generally and their effect on our customers and consumers' product preferences, and our business, financial condition and results of operations; (b) our expectations for our business for fiscal year 2013 and its positioning for the future; (c) changes in estimates or judgments related to our impairment analysis of goodwill and other intangible assets, as well as with respect to the Company's valuation allowances of its deferred tax assets; (d) our ability to implement our business and acquisition strategy; (e) the ability of our joint venture investments, including HPP, to successfully execute their business plans; (f) our ability to realize sustainable growth generally and from investments in core brands, offering new products and our focus on cost containment, productivity, cash flow and margin enhancement in particular; (g) our ability to effectively integrate our acquisitions; (h) our ability to successfully consummate our proposed divestitures; (i) the effects on our results of operations from the impacts of foreign exchange; competition; (j) the success and cost of introducing new products as well as our ability to increase prices on existing products; (k) availability and retention of key personnel; (l) our reliance on third party distributors, manufacturers and suppliers; (m) our ability to maintain existing customers and secure and integrate new customers; (n) our ability to respond to changes and trends in customer and consumer demand, preferences and consumption; international sales and operations; (o) changes in fuel, raw material and commodity costs; (p) changes in, or the failure to comply with, government regulations; (q) the availability of natural and organic ingredients; (r) the loss of one or more of our manufacturing facilities; (s) our ability to use our trademarks; (t) reputational damage; (u) product liability; (v) seasonality; (w) litigation; (x) the Company's reliance on its information technology systems; and (y) the other risk factors described in our filings with the SEC.

You are cautioned not to rely unduly on any forward looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information; Incorporation by Reference” above.

RETROACTIVE PRESENTATION FOR CHANGE IN ACCOUNTING PRINCIPLE
The following is presented to reflect the retrospective application of a new accounting pronouncement with respect to the financial information contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012. Effective July 1, 2012, we adopted Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by Accounting Standards Update No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income. These updates require that the components of other comprehensive income be presented in one of two formats: either (i) together with net income in a continuous statement of comprehensive income or (ii) in a second statement of comprehensive income to immediately follow the income statement. These updates do not, however, change the items that must be reported in other comprehensive income or the determination of net income. The new guidance is to be applied retrospectively. The adoption only impacted the presentation of our consolidated financial statements.

The following selected financial information revises historical information to illustrate the new presentation required by this pronouncement for the periods presented. This data should be read in conjunction with our audited consolidated financial statements and the accompanying notes for the fiscal year ended June 30, 2012 as included in our Annual Report on Form 10-K, which is incorporated by reference in the prospectus.

	Fiscal Year Ended
	June 30, 2012			June 30, 2011			June 30, 2010
	Pre-tax amount	Tax (expense) benefit	After-tax amount	Pre-tax amount	Tax (expense) benefit	After-tax amount	Pre-tax amount	Tax (expense) benefit	After-tax amount

Net income			$79,225			$54,982			$28,619

Other comprehensive income (loss):
Foreign currency translation adjustments	$(14,451)	$878	(13,573)	$15,333	$(692)	14,641	$(15,407)	$6,356	(9,051)
Change in deferred gains on cash flow hedging instruments	1,127	(285)	842	(975)	251	(724)	(81)	32	(49)
Change in unrealized gain on available for sale investment	335	(131)	204	149	(51)	98	641	(181)	460
Total other comprehensive income (loss)	$(12,989)	$462	$(12,527)	$14,507	$(492)	$14,015	$(14,847)	$6,207	$(8,640)

Total comprehensive income			$66,698			$68,997			$19,979

USE OF PROCEEDS
We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling security holders.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in the prospectus supplement related to a particular offering, documents incorporated by reference, and our subsequent periodic filings with the SEC, and all of the other information contained in this prospectus before deciding whether to purchase our securities. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described in the documents incorporated by reference, you should also refer to the other information contained in or incorporated by reference in the prospectus, including our consolidated financial statements and the related notes, before deciding to purchase any shares of our common stock.

DESCRIPTION OF SECURITIES
We will set forth in the applicable prospectus supplement a description of the common stock, warrants, depositary shares, purchase contracts or units that may be offered under this prospectus.

SELLING SECURITY HOLDERS
We will set forth information about selling security holders, where applicable, in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended, that are incorporated by reference.

LEGAL MATTERS
DLA Piper LLP (US) or such other counsel as may be identified in the applicable prospectus supplement will pass upon the validity of any securities issued under this prospectus. Roger Meltzer, a partner of DLA Piper LLP (US), is also a member of our board of directors. Mr. Meltzer receives compensation as a board member. Any underwriters will be represented by their own legal counsel.

EXPERTS
The consolidated financial statements of The Hain Celestial Group, Inc. and Subsidiaries appearing in The Hain Celestial Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (including the schedule appearing therein), and the effectiveness of The Hain Celestial Group, Inc. and Subsidiaries’ internal control over financial reporting as of June 30, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

__________________________________________

3,589,963 Shares

The Hain Celestial Group, Inc.

Common Stock

__________________________________________

PROSPECTUS SUPPLEMENT
__________________________________________

Jefferies

September 12, 2013

__________________________________________